Exhibit A.10

PROPOSED TERMS OF THE NU MONEY POOL
(Revised October, 2000)

GENERAL

   1. The members of the Money Pool (the Pool) are Northeast Utilities (NU), The Connecticut Light and Power Company (CL&P), Western Massachusetts Electric Company (WMECO), Northeast Nuclear Energy Company (NNECO), Holyoke Water Power Company (HWP), The Rocky River Realty Company (RR), The Quinnehtuk Company (Quinnehtuk), Public Service Company of New Hampshire
(PSNH), North Atlantic Energy Corporation (North Atlantic), HEC Inc. (HEC), Mode 1 Communications, Inc. (Mode 1), Select Energy, Inc. (Select), NU Enterprises, Inc. (NUEI), Northeast Generation Company (NGC), Northeast Generation Services Company (NGS), Yankee Energy Systems, Inc. (YES), Yankee Gas Services Company (Yankee Gas), Yankee Energy Financial Services Company (Yankee Financial), NorConn Properties, Inc. (NorConn), Yankee Energy Services Company (Yesco) and RMS Services, Inc. (RMS) (collectively, Pool Participants).

   2. The Pool will be administered by Northeast Utilities Service Company (Agent).

   3. Each member will determine each day, on the basis of cash flow projections, the amount of surplus funds it has available for contribution to the Pool (Surplus Funds). In addition to its own Surplus Funds, NU may borrow funds from third party lenders (Excess Funds) in order to make these Excess Funds available to meet the borrowing needs of the Pool Participants other than CL&P, WMECO, Mode 1 and NGC.

CONTRIBUTIONS TO THE POOL

4. Each member will contribute its Surplus Funds to the Pool. NU will contribute any Excess Funds to the Pool.

5. Each member will receive as interest with respect to its Surplus Funds that fraction of the total interest received by the Pool equal to the ratio of the Surplus Funds the member has contributed, times the period in which such Surplus Funds were available, to the total Surplus Funds in the Pool, times the period in which all Surplus Funds were in the Pool. NU will receive the same interest with respect to its Excess Funds that it pays for its Excess Funds. Such interest will be computed on a daily basis and settled once per month.

6. Each member may withdraw any of its Surplus Funds at any time without notice. NU may withdraw its Excess Funds at any time without notice.

BORROWINGS FROM THE POOL

7. Neither NU, YES, NGC nor Mode 1 Shall be entitled to borrow from the Pool.

8. No company other than CL&P, NNECO, HWP, RR and Quinnehtuk may borrow Surplus Funds that are attributable to contributions from WMECO until the Massachusetts Department of Telecommunications and Energy or other appropriate Massachusetts regulatory agency which regulates WMECO ("MDTE") has issued an order authorizing WMECO to lend funds to such companies through the Pool.

9. All short-term borrowing needs of members other than NU, YES, NGC and Mode 1, which shall not be entitled to borrow from the Pool will be met by Surplus Funds in the Pool to the extent such funds are available and to the extent they are not restricted by the conditions specified in paragraph 8. All Pool Participants other than CL&P, WMECO, Mode 1 and NGC may meet their short-term borrowing needs through Excess Funds made available from NU. The aggregate amount of short-term debt that may be outstanding at any one time, whether through borrowings from the Money Pool or otherwise may not exceed $400 million in the case of NU, $375 million in the case of CL&P, $250 million in the case of WMECO, $225 million in the case of PSNH, $5 million in the case of HWP, $60 million in the case of NAEC, $75 million in the case of NNECO, $50 million in the case of YES and $100 million in the case of Yankee Gas, or such other amount which may be approved and authorized by the appropriate state commission or the Securities and Exchange Commission and the respective board of directors from time to time.

        Restrictions on Borrowings under the Pool are summarized as follows:

May Not Borrow from                        May Not Borrow
NU's External Borrowings                      from Pool

          CL&P                 NU
          WMECO                YES
          Mode 1               Mode 1
          NGC                  NGC

May Borrow from WMECO Contributions

          CL&P
          HWP
          NNECO
          RR
          Quinnehtuk

All other Pool Participants may lend to and borrow from the Pool and from NU's external borrowings

10. Loans will be made first to borrowers that cannot access the commercial paper market.

11. Members borrowing Surplus Funds will pay interest at a rate equal to the daily composite Federal funds rate. The rate to be used for weekends and holidays will be the prior business day's rate. Members borrowing Excess Funds will pay interest at the same rate that NU pays for those Excess Funds.

12. Loans made by the Pool will be open account advances for periods of less than 12 months, although the Agent may receive upon demand a promissory note evidencing the transaction.

13. All loans made by the Pool from Surplus Funds are payable on demand by the Agent.

14. All loans made by the Pool from Surplus Funds may be prepaid by the borrower without penalty. No loans from Excess Funds shall be prepaid prior to the maturity of the NU borrowing that resulted in the Excess Funds, unless the prepayment can be made without NU incurring additional costs or unless the prepayment is accompanied by payment of any additional costs incurred by NU as a result of such prepayment.

15. If there are more Surplus Funds in the Pool than are necessary to meet the borrowing needs of the members, the Agent will use the Surplus Funds to meet the NU system's compensating balance requirements or invest them on behalf of the Pool directly, or indirectly through an investment fund, in one of the following instruments:

         (a) obligations issued or guaranteed by the United States of America;

        (b) obligations issued or guaranteed by any entity controlled, sponsored by, or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, including but not limited to the obligations of the Government National Mortgage Association (GNMA), Student Loan Marketing Association
(SLMA), Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA);

        (c) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated for investment purposes at not less than "A" by Moody's Investors Service, Inc. ("Moody's") or by the Standard & Poor's Rating Group ("S&P");

        (d) certificates of deposit issued or banker's acceptances drawn on and accepted by commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $100,000,000;

        (e) commercial paper rated not less than "P-1" by Moody's or not less than "A-1" by S&P;

        (f) repurchase agreements with any commercial or investment bank secured by obligations issued or guaranteed by the United States of America or an instrumentality thereof provided collateral is held by a third party; and

        (g) as to WMECO contributions, such other instruments as are permitted by Rule 40(a)(1) under the Act and approved by the MDTE pursuant to Massachusetts General Laws Chapter 164,Section 17A and the regulations thereunder.

                         TERMINATION

   16. Any member may terminate its participation in the Pool at any time without notice.


  The original Application/Declaration in Northeast Utilities, et. al, File No. 70-8875 (dated as of June 19, 1996), has been amended fifteen (15) times: (i) Amendment No. 1, dated as of October 30, 1996, (ii) Amendment No. 2, dated as of November 19, 1996, (iii) Post-Effective Amendment No. 1 (Amendment No. 3), dated as of January 28, 1997, (iv) Post-Effective Amendment No. 2 (Amendment No. 4), dated as of April 23, 1997, (v) Post-Effective Amendment No. 3 (Amendment No. 5), dated as of May 16, 1997, (vi) Post-Effective Amendment No. 4 (Amendment No. 6), dated as of May 27, 1997,
(vii) Post-Effective Amendment No. 5 (Amendment No. 7), dated as of May 28, 1997, (viii) Post-Effective Amendment No. 6 (Amendment No. 8), dated as of May 30, 1997, (ix) Post-Effective Amendment No. 7 (Amendment No. 9), dated as of November 20, 1997, (x) Post-Effective Amendment No. 8 (Amendment No. 10), dated as of December 31, 1997, (xi) Post-Effective Amendment No. 9 (Amendment No. 11), dated as of January 14, 1998, (xii) Post-Effective Amendment No. 10 (Amendment No. 12), dated as of March 3, 1999, (xiii) Post-Effective Amendment No. 11 (Amendment No. 13), dated as of September 7, 1999, (xiv) Post-Effective Amendment No. 12 (Amendment No. 14) dated as of October 26, 1999 and (xv) Post-Effective Amendment No. 13 (Amendment No. 15) dated as of November 17, 1999.